Exhibit 10.17

EXECUTIVE EMPLOYMENT AGREEMENT

This Executive Employment Agreement (“Agreement”) is entered into as of the effective date (“Effective Date”) specified in the exhibit (“Exhibit”) to this Agreement by and between Hyperion Solutions Corporation, a Delaware corporation with offices at 1344 Crossman Avenue, Sunnyvale, California 94089 (“Hyperion”) and the executive employee (“Employee”) specified in the Exhibit.

1.      Duties and Scope of Employment

a.      Subject to the terms of this Agreement, Hyperion agrees to employ Employee in the position (“Position”) specified in the Exhibit, or in such other position as Hyperion subsequently may assign to Employee, to perform the duties of the Position (“Employment”) specified in the Exhibit, or such duties as Hyperion subsequently may assign to Employee. Employee shall report to the supervisor (“Supervisor”) specified in the Exhibit.

b.      During the term of Employee’s Employment, Employee shall devote Employee’s full business efforts and time to Hyperion. During the term of Employee’s Employment, without the prior written approval of Hyperion (which shall not be unreasonably withheld), Employee shall not render services in any capacity to any other person or entity, and shall not act as a sole proprietor, partner or managing member of any other entity, or as a shareholder owning more than one percent (1%) of the stock of any other corporation or entity. The foregoing, however, shall not preclude Employee from engaging in reasonable community, school or charitable activities.

c.      Employee shall comply with Hyperion’s policies and rules, as they may be in effect from time to time, during the term of Employee’s Employment.

d.      Employee represents to Hyperion, to the best of Employee’s knowledge and belief, that Employee is under no obligation or commitment, whether contractual or otherwise, that is inconsistent with Employee’s obligations under this Agreement. Employee represents to Hyperion, to the best of Employee’s knowledge and belief, that Employee’s Employment with Hyperion will not require the use, or disclosure, of any trade secrets or other proprietary information or intellectual property in which Employee, or any other person, has any right, title or interest, and that Employee’s Employment by Hyperion, as contemplated by this Agreement, will not infringe or violate the rights of any other person or entity. Employee represents to Hyperion, to the best of Employee’s knowledge and belief, that Employee has returned all property and confidential information belonging to any prior employer.

2.      Compensation

a.      Hyperion shall pay Employee, as compensation for Employee’s services, a base salary at a gross annual rate of not less than the base salary (“Base Salary”) specified in the Exhibit. Such Base Salary shall be payable in accordance with Hyperion’s standard payroll procedures. The Base Salary, together with any increases in such compensation that Hyperion may grant from time to time, shall be referred to as the base compensation (“Base Compensation”).

b.      As more fully and completely described in the attached offer letter with the date (“Offer Letter Date”) specified in the Exhibit, Employee shall be eligible to receive an annual incentive bonus (“Incentive Bonus”) with a target amount equal to the bonus percentage (“Bonus Percentage”) specified in the Exhibit, of Employee’s Base Compensation. Such bonus (if any) shall be awarded based on objective or subjective criteria established in advance by Hyperion’s board of directors or its compensation committee. The determinations of the board or such committee with respect to such bonus shall be final and binding. Any conflict between this subsection 2.b and the offer letter shall be resolved in favor of the offer letter.

c.      During the term of Employee’s Employment, Employee shall be eligible to participate in any employee benefit plans maintained by Hyperion for similarly situated employees, subject in each case to the generally applicable terms and conditions of the plan in question, and to the determinations of any person or committee administering such plan. In addition to the foregoing benefits, Employee shall be entitled to the additional benefits (“Additional Benefits”) specified in the Exhibit, if any.

d.      During the term of Employee’s Employment, Employee shall be authorized to incur necessary and reasonable travel, entertainment and other business expenses in connection with Employee’s duties hereunder. Hyperion shall reimburse Employee for such expenses upon presentation of an itemized account and appropriate supporting documentation, all in accordance with Hyperion’s generally applicable policies. Any single expenditure in excess of ten thousand dollars ($10,000.00) shall require the prior approval of Hyperion’s Chief Executive Officer, President or Chief Financial Officer.

Page 1 of 6	Hyperion Confidential

3.      Term of Employment

a.      This Agreement shall be for the initial term (“Initial Term”) specified in the Exhibit. Thereafter, this Agreement shall automatically be renewed for successive renewal periods (“Renewal Period”) as specified in the Exhibit, unless either party has given the other party written notice of non-renewal not less than ninety (90) days prior to the end of the Initial Term, or Renewal Period then in effect.

b.      Hyperion agrees to continue Employee’s Employment, and Employee agrees to remain in Employment with Hyperion, from the Effective Date until the earlier of the Initial Term Date or Renewal Period, or the date when Employee’s Employment terminates according to section 4, below.

4.      Termination

a.      Employee may terminate Employee’s Employment at any time and for any reason (or no reason) by giving Hyperion thirty (30) days advance written notice. Hyperion may terminate Employee’s Employment at any time and for any reason (or no reason), and with or without cause, by giving Employee thirty (30) days advance written notice.

b.     Hyperion may also terminate Employee’s Employment due to Employee’s permanent disability, by giving Employee notice in writing. Permanent disability shall mean that Employee, at the time notice is given, has failed to perform Employee’s duties under this Agreement for sixty (60), or more consecutive days, or for ninety (90), or more days, during any twelve (12) month period, as the result of Employee’s incapacity due to physical or mental injury, disability or illness, and which Hyperion is unable to accommodate reasonably without undue hardship. Employee’s Employment shall terminate automatically in the event of Employee’s death.

c.      Unless otherwise provided for herein, upon the termination of Employee’s Employment pursuant to this section, Employee shall only be entitled to the compensation, benefits and reimbursements described in section 2 for the period preceding the effective date of the termination. No unpaid bonus under Section 2 shall be payable for the year in which Employee’s Employment terminates, unless the applicable bonus program expressly provides for the payment of a prorated bonus for such year. The payments under this Agreement shall fully discharge all responsibilities of Hyperion to Employee. The termination of this Agreement shall not limit or otherwise affect Employee’s obligations under Section 5.

d.      Any other provision of this Agreement notwithstanding, subsections e and f, below, shall not apply unless Employee has executed a general release (in a form prescribed by Hyperion, such as the current Termination Release Agreement available from the Hyperion legal department) of all known and unknown claims that Employee may then have against Hyperion or persons affiliated with Hyperion. Such release shall include, among other things, an agreement not to prosecute any legal action or other proceeding based upon any of such claims. Employee acknowledges that such release may provide that in the event of a breach by Employee of the terms of the release, or of Employee’s obligations under section 5 hereof, Hyperion shall be entitled to recover from Employee all amounts paid under subsections e and f of this section.

e.      If:

i.      Hyperion does not renew this Agreement, or terminates Employee’s Employment for any reason other than permanent disability, or cause, as defined below;

ii.      Employee resigns for good reason, as defined below; or

iii.      during the term of this Agreement, the chief executive officer as of the Effective Date of this Agreement ceases to serve as the senior executive officer of Hyperion, Hyperion’s board of directors appoints a new chief executive officer, and within six (6) months of the first day of such new chief executive officer’s employment with Hyperion, Employee resigns because Hyperion has significantly diminished the nature or scope of Employee’s authority, duties or responsibilities the were in effect immediately prior to the appointment of the new chief executive officer, then, for the continuation period (“Continuation Period”) specified in the Exhibit, following Employee’s termination, Hyperion shall pay Employee Employee’s Base Compensation, at the rate in effect at the time of the termination of Employment, Employee’s Incentive Bonus, both in accordance with Hyperion’s standard payroll procedures, and continue the coverage of Employee, and Employee’s dependents (if applicable), under the health benefit plans in effect at the time of the termination. To the extent that such plans or the insurance contracts or provider agreements associated with such plans do not permit the extension of Employee’s coverage following the termination of Employee’s active employment, Hyperion shall pay Employee cash in an amount equal to the cost to Hyperion of the coverage that cannot be provided. If Employee elects to continue Employee’s health insurance coverage under the Consolidated Omnibus Budget Reconciliation Act (“COBRA”), following Employee’s termination, then the date of the “qualifying event” for purposes of COBRA shall be Employee’s last day of active employment.

f.      Cause means the commission of any act of fraud, embezzlement or dishonesty by Employee, any unauthorized use or disclosure by Employee of confidential information or trade secrets of Hyperion, or any other

Page 2 of 6	Hyperion Confidential

intentional misconduct by Employee adversely affecting the business or affairs of Hyperion in a material manner. The foregoing definition shall not be deemed to be inclusive of all the acts or omissions which Hyperion may consider as cause for the dismissal or discharge of Employee.

g.      Good reason means:

i.      a change in Employee’s position which significantly diminishes the nature or scope of Employee’s authority, duties or responsibilities;

ii.      a reduction in Employee’s level of compensation (including Base Salary, benefits and participation in corporate-performance based bonus or incentive programs), excluding any insignificant change therein; or

iii.      a relocation of Employee’s place of employment by more than fifty (50) miles;

provided and only if such change, reduction or relocation is effected by Hyperion without Employee’s consent.

5.     Employee’s Covenants

a.      From the Effective Date of this Agreement and continuing until the second (2nd) anniversary of Employee’s termination, Employee shall not interfere with the business of Hyperion by, directly or indirectly, personally or through others, soliciting or attempting to solicit, on Employee’s own behalf or on behalf of any other person or entity, the employment of any employee of Hyperion, or any of Hyperion’s affiliates. During this period, Employee shall not encourage or induce, or take any action that has the effect of encouraging or inducing, any employee of Hyperion, or any of Hyperion’s corporate affiliates, to terminate that employee’s employment. Notwithstanding the forgoing, or any other term in this Agreement, Employee may solicit and hire Employee’s executive assistant away from Hyperion.

b.      For a period of one hundred and twenty days (120) days following Employee’s termination, Employee shall not hire, or assist any other person in hiring, any person who was an employee of Hyperion on the date of Employee’s termination, to work at Employee’s new place of employment in a position that reports either directly to Employee, or to any other person who reports directly to Employee.

c.      From the Effective Date of this Agreement and continuing until the second (2nd) anniversary of Employee’s termination, Employee shall not use any confidential information Employee obtained during Employee’s Employment with Hyperion to, directly or indirectly, personally or through others, solicit, or attempt to solicit (on Employee’s own behalf or on behalf of any other person or entity), the business of any customer, or prospective customer, of Hyperion, or of any of Hyperion’s affiliates, for services or products similar to those sold by Hyperion. Prospective customer means any person or entity whom Employee was involved in contacting or soliciting to become a customer during the six (6) month period prior to Employee’s termination.

d.      Employee has entered into an Employee Proprietary Information Agreement with Hyperion, which is incorporated herein by reference, and survives the termination or expiration of this Agreement. Given the nature of Employee’s Position, Employee understands that it may be not be possible for Employee to work in a position similar to Employee’s Position with Hyperion, doing similar tasks involved with Employee’s Employment with Hyperion, for the companies listed in Schedule A (attached hereto), that provide services or products that are similar to those of Hyperion, without disclosing Hyperion’s trade secrets in violation of the Employee Proprietary Information Agreement.

e.      Commencing on Employee’s termination and continuing thereafter, Employee shall not directly or indirectly, personally or through others, disparage Hyperion, or any of its predecessors, any of their products or services, any of Hyperion’s current or former officers, directors or employees, nor make or solicit any comments, statements, or the like to the media, on the internet, or to others that may be considered derogatory or detrimental to the good name or business reputation of any of the foregoing parties and entities.

f.      Employee acknowledges and agrees that Employee’s failure to perform any of Employee’s covenants in this section would cause irreparable injury to Hyperion, and cause damages to Hyperion that would be difficult or impossible to ascertain or quantify. Accordingly, without limiting any other remedies that may be available with respect to any breach of this Agreement, Employee consents to the entry of an injunction to restrain any breach of this section.

g.      The covenants in this section shall survive any termination or expiration of this Agreement, and the termination of Employee’s Employment with Hyperion, for any reason.

6.      General

a.      Hyperion shall require any entity that assumes all, or substantially all, of Hyperion’s assets to assume the obligations of this Agreement. Such an assignment shall be binding upon any successor (whether direct or indirect and whether by purchase, lease, merger, consolidation, liquidation or otherwise) to all or substantially all of Hyperion’s business and/or assets. This Agreement and all rights and obligations of Employee hereunder are personal to Employee and may not be transferred or assigned by Employee at any time. However, subject to the

Page 3 of 6	Hyperion Confidential

foregoing and where expressly permitted under this Agreement, all rights of Employee hereunder shall inure to the benefit of, and be enforceable by, Employee’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.

b.      The validity, performance and construction of this Agreement shall be governed by the laws of the State of California, USA (excluding its conflict of laws provisions). Santa Clara County, California shall be the appropriate venue and jurisdiction for the resolution of disputes hereunder.

c.      All notices or communications to be given under this Agreement shall be in writing and shall be deemed delivered upon hand delivery, upon delivery by a courier service, upon acknowledged facsimile communication, or three (3) days after deposit in the United States mail, postage prepaid, by certified, registered or first class mail. In the case of Employee, notices shall be addressed to Employee at the home address provided by Employee, or which Employee most recently communicated to Hyperion in writing, and in the case of Hyperion, notices shall be addressed to its corporate headquarters and directed to the attention of the general counsel.

d.      All payments made under this Agreement shall be subject to reduction to reflect taxes or other charges required to be withheld by law.

e.      In the event that any provision of this Agreement is prohibited by any law governing its construction, performance or enforcement, such provision shall be ineffective to the extent of such prohibition without invalidating thereby any of the remaining provisions of the Agreement. The captions of sections herein are intended for convenience only, and the same shall not be interpretive of the content of such section.

f.      Subject to provisions of this agreement providing for injunctive relief, any controversy or claim arising out of or relating to this Agreement or the breach thereof, or Employee’s Employment or the termination thereof, shall be settled in Santa Clara County, California, by arbitration in accordance with the National Rules for the Resolution of Employment Disputes of the American Arbitration Association. The decision of the arbitrator shall be final and binding on the parties, and judgment on the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. The parties hereby agree that the arbitrator shall be empowered to enter an equitable decree mandating specific enforcement of the terms of this Agreement. Employee hereby consents to personal jurisdiction of the state and federal courts located in the County of Santa Clara in the State of California for any action or proceeding arising from or relating to this Agreement or relating to any arbitration in which the parties are participants.

g.      The terms and conditions of this Agreement may not be superseded, modified, or amended except in writing which states that it is such a modification, signed by Employee and an authorized officer of Hyperion (other than Employee). No waiver by either party of any breach of, or of compliance with, any condition or provision of this Agreement by the other party shall be considered a waiver of any other condition or provision or of the same condition or provision at another time.

h.      This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

i.      This Agreement, the Exhibit, any additional terms (“Additional Terms”) specified in the Exhibit, Schedule A, the Employee Proprietary Information Agreement, and the attached offer letter with the Offer Letter Date, constitute the entire agreement between the parties as to the subject matter hereof, and supersede and replace all prior or contemporaneous agreements, written or oral, regarding such subject matter. In the event of any conflict between the terms of these documents, the terms of this Agreement, unless expressly provided herein, shall have precedence.

Accepted and Agreed:

Hyperion Solutions Corporation		Employee

By:	/s/ Godfrey Sullivan	/s/ Burton M. Goldfield

signature of authorized representative		signature

Godfrey Sullivan		Burton M. Goldfield

printed name		printed name

President and Chief Operating Officer

title

Page 4 of 6	Hyperion Confidential

EXECUTIVE EMPLOYMENT AGREEMENT
EXHIBIT

Employee Name:		Effective Date:	Offer Letter Date (if any):
Burton M. Goldfield		January 1, 2004	November 23, 2003

Employee Address:

Position (title):		Supervisor (title):
Senior Vice President, Worldwide Field Operations		President and Chief Operating Officer of Hyperion

Employment (briefly describe nature of position):
The Position is responsible for all activities related to global sales and services.

Base Salary:			Bonus Percentage:
Three hundred thousand dollars ($300,000.00) per year			One hundred percent (100%)

Initial Term:	Renewal Period:		Continuation Period:
Twelve (12) months	Twelve (12) months		Twelve (12) months

Additional Benefits (if any):
1. Four (4) weeks of vacation per year, provided that no more than two (2) weeks of vacation shall continue to accrue into subsequent years.
2. Reimbursement for the reasonable and customary cost of an annual physical examination.

Additional Terms (if any):
1. In the event that the top five (5) officers (determined by total compensation) of Hyperion are offered new employment terms relating to a change in ownership and/or control, such as employment terms relating to accelerated vested, or rights to voluntary termination with severance benefits, then such new employment terms shall also be offered to Employee.

Page 5 of 6	Hyperion Confidential

EXECUTIVE EMPLOYMENT AGREEMENT
SCHEDULE A

Business Objects SA
Cognos, Inc.
Microsoft Corporation, Server Division
MicroStrategy Inc.
PeopleSoft, Inc.
SAP AG

Page 6 of 6	Hyperion Confidential